Exhibit 99.1
FOR IMMEDIATE RELEASE
LINN ENERGY TO DELAY FILING OF FORM 10-K TO ALLOW RESTATEMENT OF 2003 AND 2004 RESULTS
Pittsburgh, Pennsylvania, April 3, 2006 – Linn Energy, LLC (Nasdaq: LINE) today announced that it is delaying the filing of its 2005 Annual Report on Form 10-K with the Securities and Exchange Commission in order to restate financial results for the period March 13, 2003 (inception) through December 31, 2003 and for the year ended December 31, 2004. The restatement of these prior periods principally relates to adjustments identified by the Company relating to the accounting for the purchase price of acquisitions of natural gas and oil properties completed during those periods. The Company currently estimates that the purchase price accounting adjustments will decrease revenue by approximately $1.4 million and $1.7 million, and increase net loss (after giving effect to associated adjustments to operating expense and depreciation, depletion and amortization expense) by approximately $0.8 million and $1.2 million, for the 2003 and 2004 periods, respectively. Although the purchase price accounting adjustments will reduce reported revenue and increase net loss for the affected periods, such adjustments will not affect the Company’s cash position or natural gas and oil reserves as of the end of such periods. The Company does not currently expect adjustments to the information provided in its previously reported earnings release for the year ended December 31, 2005, except for amounts affecting depreciation, depletion and amortization expense for the period. However, there can be no assurance that additional adjustments will not be identified during the restatement process. Additionally, the Company does not anticipate that the restatement will have a material effect on 2006 guidance included in the Company’s 2005 earnings release.
The Company has obtained a waiver from its lenders under its credit facility for a 60-day period with regard to its covenant to provide annual audited financial statements to the administrative agent under the facility by March 31, 2006. The waiver will also permit the Company to be able to make anticipated cash distributions to its unitholders with respect to the first quarter of 2006 under the terms of the credit facility.
The Company is working diligently to complete the restatement process. The 2005 Annual Report on Form 10-K will be filed by the Company as soon as practicable.
ABOUT LINN ENERGY
Linn Energy is an independent natural gas company focused on the development and acquisition of natural gas properties in the Appalachian Basin, primarily in West Virginia, Pennsylvania, New York and Virginia. More information about Linn Energy is available on the internet at www.linnenergy.com.
This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas, our ability to replace reserves and efficiently develop and exploit our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.
CONTACT:	Kolja Rockov, EVP & CFO Linn Energy, LLC 412-440-1479